Exhibit 10.18

SEPARATION AGREEMENT

InfoSpace, Inc. (the “Company”) and Kendra VanderMeulen (“VanderMeulen”) agree to the following terms to resolve all issues with respect to VanderMeulen’s employment with the Company and the termination thereof.

1.	RESIGNATION. VanderMeulen resigns her employment with the Company effective October 31, 2004 (the “Separation Date”).

2.	ACCRUED SALARY; BONUS. The Company will pay VanderMeulen (i) her base salary through October 31, 2004, payable on the Company’s ordinary payroll cycle, and (ii) a pro-rated amount of any earned fourth quarter 2004 bonus consistent with the terms and conditions of the executive bonus plan at the same time as other eligible Company employees receive their quarterly bonuses, in each case subject to standard payroll deductions and withholdings.

3.	SEVERANCE. The Company and VanderMeulen agree to characterize her resignation as “for Good Reason,” as defined in that certain Employment Agreement, effective May 19, 2003, between VanderMeulen and the Company (the “Employment Agreement”). Pursuant to Section 6 of the Employment Agreement, the Company will pay VanderMeulen severance pay equal to $400,000, less lawful and required withholdings, representing an amount equal to (i) her current base annual salary, plus (ii) an amount equal to her current annual bonus rate. The Company will pay VanderMeulen the severance pay in a lump sum on the Company’s first regular payroll date following January 1, 2005.

4.	HEALTH INSURANCE. Consistent with the rights and obligations under COBRA, VanderMeulen will be eligible to continue her group health insurance benefits at her own expense. The Company will pay her COBRA premia for a period of twelve (12) months in the amount of $5,400. The Company will pay VanderMeulen such premia in a lump sum on the Company’s first regular payroll date following the Effective Date.

5.	STOCK OPTIONS. As of the Separation Date, VanderMeulen’s outstanding vested stock options shall consist of: (a) options to acquire 61,979 shares of Company stock with an exercise price of $14.10 per share, and (b) options to acquire 81,511 shares of Company stock, representing 50% of VanderMeulen’s stock options that remain unvested as of the Separation Date but whose vesting is hereby accelerated. VanderMeulen’s unvested options shall accelerate hereunder at a pro rata amount of each of VanderMeulen’s option grants, as follows:

Grant date	Price	Unvested	50% Accelerated vesting
5/19/03	$14.10	113,021	56,511
4/1/04	$39.19	50,000	25,000

VanderMeulen shall have twelve (12) months from the Separation Date to exercise such vested shares. Except as otherwise provided herein, VanderMeulen’s stock options and all of her rights with respect thereto shall be subject to the terms of the Company’s Restated 1996 Flexible Stock Incentive Plan and any corresponding option agreement(s).

6.	OTHER COMPENSATION OR BENEFITS. VanderMeulen acknowledges that, except as expressly provided in this Agreement, VanderMeulen will not receive any additional compensation or benefits after the Separation Date.

7.	EXPENSE REIMBURSEMENTS. VanderMeulen agrees that, within thirty (30) days after the Separation Date, she will submit her final documented expense reimbursement request reflecting all business expenses she incurred through the Separation Date, if any, for which she seeks reimbursement. The Company will reimburse VanderMeulen for these expenses pursuant to its regular business practice.

8.	RETURN OF COMPANY PROPERTY. VanderMeulen agrees that no later than ten (10) days after the Separation Date, she will return to the Company all Company documents (and all copies thereof) and other Company property which she has had in her possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). VanderMeulen may retain her cellular telephone and a copy of her Outlook® contacts, calendar, and personal email.

9.	PROPRIETARY INFORMATION AND OTHER CONTINUING OBLIGATIONS. VanderMeulen acknowledges her continuing obligations under and reaffirms her obligation to abide by the Company’s Employee Non-Disclosure, Invention Release and Non-Competition Agreement, a copy of which is attached hereto as Exhibit A, and any other agreement with respect to confidentiality, non-solicitation or non-competition that she entered into with the Company.

10.	RELEASE. In exchange for the severance benefits provided and other consideration under this Agreement to which VanderMeulen would not be entitled absent this Release, VanderMeulen releases, acquits and forever discharges the Company, its parent and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, predecessors, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date she signs this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with her employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act, any applicable federal, state or local law prohibiting discrimination in employment, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing and specifically including all claims arising from any employment agreement or stock restriction agreement; provided that this Release is not intended to and does not waive VanderMeulen’s rights: (a) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to the written indemnification agreement between VanderMeulen and the Company referenced in Section 13 below, or pursuant to applicable law; (b) to vested benefits or payments specifically to be provided to VanderMeulen under any Company employee benefit plans or policies;

(c) respecting any claims which VanderMeulen may have solely by virtue of her status as a shareholder of the Company; or (d) respecting any claims by VanderMeulen for defamation, libel or slander.

11.	RELEASE OF ADEA CLAIMS. VanderMeulen acknowledges that, by this Agreement, she is knowingly and voluntarily waiving and releasing any rights she may have under the Age Discrimination in Employment Act (ADEA) as amended. VanderMeulen also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which she is already entitled. VanderMeulen further acknowledges that she has been advised by this writing, as required by the ADEA, that: (a) her waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) she should consult with an attorney prior to executing this Agreement; (c) she has twenty-one (21) days to consider this Agreement (although she may choose to voluntarily execute this Agreement earlier and if she does, she waives the remainder of the 21 days to consider this Agreement); (d) she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the 8th day after this Agreement is executed by VanderMeulen (the “Effective Date”).

12.	NONDISPARAGEMENT. The Company and VanderMeulen shall both describe VanderMeulen’s separation from the Company as a resignation from VanderMeulen’s position at the Company. VanderMeulen agrees not to disparage the Company, its officers and directors, employees or shareholders, by any statement that can reasonably be anticipated to be harmful to the Company or the individuals, provided that VanderMeulen may respond accurately and fully to any question, inquiry or request when required by law or otherwise participate in any legal process. The Company and its officers and directors shall not, in any official or representative capacity, disparage VanderMeulen by any statement that can reasonably be anticipated to be harmful to VanderMeulen or her reputation, provided however the Company and its officers and directors may respond accurately and fully to any question, inquiry or request for information when required by law or otherwise participate in any legal process.

13.	INDEMNIFICATION OBLIGATIONS. The Company acknowledges its continuing obligations under the Indemnification Agreement dated May 19, 2003 between the Company and VanderMeulen.

14.	ARBITRATION. VanderMeulen and the Company agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of her employment or the termination of that employment with the Company, except for disputes involving the protection of the Company’s intellectual property, shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) in King County, Washington under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. The Company agrees to bear the cost of arbitration; however, each party shall bear its own costs including attorneys’ fees incurred with respect to such arbitration, except that the arbitrator thereunder shall have the authority to award the prevailing party its reasonable attorneys’ fees. Nothing in this paragraph is intended to prevent either VanderMeulen or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15.	VOLUNTARY AGREEMENT. VanderMeulen agrees that she enters into this Agreement as a free and voluntary act and signs it only after full reflection and analysis. VanderMeulen further acknowledges that she has obtained an attorney’s independent counsel and advice or has voluntarily elected not to do so. VanderMeulen acknowledges that she has read and understands the complete Agreement.

16.	MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between VanderMeulen and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both VanderMeulen and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of VanderMeulen and the Company, and inure to the benefit of VanderMeulen and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.

INFOSPACE, INC.	EMPLOYEE

/s/ James F. Voelker	/s/ Kendra VanderMeulen
James F. Voelker, Chief Executive Officer	Kendra VanderMeulen
DATED: October 22, 2004	DATED: October 22, 2004

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